EXHIBIT 99.1

HSBC FINANCE CORP. REACHES
AGREEMENT TO RESOLVE
14-YEAR SHAREHOLDER CLASS ACTION

New York - June 16, 2016 - HSBC Finance Corporation (HSBC Finance) today announced a resolution to a 14-year shareholder class action based on events that took place prior to HSBC’s acquisition of Household International Inc. in 2003.

Having previously disclosed in public filings a potential exposure of up to US$3.6bn, HSBC Finance agreed to pay US$1.575bn to settle all claims in Jaffe v. Household International.

The case was filed in 2002, and a jury ruled for the plaintiffs in a 2009 trial. In May 2015, the US Court of Appeals for the Seventh Circuit reversed a partial final judgment against Household International Inc., the predecessor entity to HSBC Finance, and remanded the case for a new trial on loss causation and damages.

The settlement is subject to court approval and is expected to result in a pretax charge to HSBC Finance of approximately US$585m, including legal fees and expenses, in the second quarter of 2016.

Investor enquiries to:
Nick Turnor	+44 (0) 20 7992 5501	investorrelations@hsbc.com

Media enquiries to:
Rob Sherman	+1 212 525 6901	robert.a.sherman@us.hsbc.com

Forward-looking statements:

Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and other financial conditions may differ materially from those included in these statements due to a variety of factors including those contained in HSBC Finance Corporation’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of HSBC Finance Corporation’s 2015 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this release.

Note to editors:

HSBC Finance Corporation, through its subsidiaries, owns and services a portfolio of residential real estate loans. HSBC Finance Corporation is a subsidiary of HSBC North America Holdings Inc.

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